CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         We have issued our report dated February 10, 1995, except for Notes H, K, M, and N, as to which the dates are March 27, 1995, February 24, 1995, February 17, 1995 and March 22, 1995, respectively, accompanying the consolidated financial statements and schedule included in the Annual Report of Alpine Lace Brands, Inc. on Form 10-K for the year ended December 31, 1994 which are incorporated by reference in this Registration Statement. We hereby consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption, "Experts."




/s/ GRANT THORNTON LLP
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GRANT THORNTON LLP





Parsippany, New Jersey

July 31, 1995